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                                                            EXHIBIT 99.22(d)(36)

                AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT

This Amendment ("Amendment") to the Agreement (defined below), is effective as of December 31, 2004, by and between Vantagepoint Investment Advisers, LLC, a Delaware limited liability company ("Client"), Mellon Capital Management Corporation ("Subadviser"), and The Vantagepoint Funds, a Delaware business trust (the "Funds").

      WHEREAS, the Client, Subadviser and the Funds entered into the Investment Subadvisory Agreement effective as of December 29, 2003 (the "Agreement") for the management of the Vantagepoint Broad Market Index Fund (the "Fund"); and

      WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

      1.    Section 12. LIABILITY, is hereby amended and restated as follows:

                  (a) In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of Subadviser's duties, or by reason of Subadviser's reckless disregard of its obligations and duties under this Agreement, Subadviser shall not be liable to Client or the Fund for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Subadviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or the Fund may have under federal or state securities laws.

                  (b) Subadviser shall not be responsible nor liable, for any losses to the Account or Fund resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies, or other changes affecting the securities an other property; or act of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of Subadviser and its agents. This Section shall survive the termination of this Agreement.

      2. All other provisions of the Agreement remain in full force and effect.

      3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

      4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON December 31,
2004.

      THE VANTAGEPOINT FUNDS

      By: /s/ Paul Gallagher
          ---------------------------------------

      Title: Paul Gallagher, Secretary

      VANTAGEPOINT INVESTMENT ADVISERS, LLC

      By: /s/ Paul Gallagher
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      Title: Paul Gallagher, Secretary

      MELLON CAPITAL MANAGEMENT CORPORATION

      By: /s/ Illegible
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      Title: Director, Client Services